[ARMOR HOLDINGS, INC. LOGO]                                FOR IMMEDIATE RELEASE
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COMPANY CONTACT:                      MEDIA CONTACT:                         INVESTOR RELATIONS CONTACT:
----------------                      --------------                         ---------------------------
Robert R. Schiller                    Michael Fox                            James R. Palczynski
President & Chief Operating Officer   President, Corporate Communications    Principal
Armor Holdings, Inc.                  Integrated Corporate Relations, Inc.   Integrated Corporate Relations, Inc.
904.741.5400                          203.222.9145                           203.222.9013

              ARMOR HOLDINGS, INC. RAISES $45 MILLION IN ADDITIONAL
                   2.00% SENIOR SUBORDINATED CONVERTIBLE NOTES

JACKSONVILLE, FL - NOVEMBER 4, 2004 - ARMOR HOLDINGS, INC. (NYSE: AH), a leading manufacturer and distributor of security products and vehicle armor systems serving law enforcement, military, homeland defense and commercial markets, announced today that Goldman, Sachs & Co., the sole book-runner of the previously announced sale of $300 million of 2.00% senior subordinated convertible notes due November 1, 2024 ("Notes"), has exercised its option to purchase an additional $45 million principal amount of the Notes. The Notes are being offered in connection with a distribution by the Company, and represent new financing for the Company.

The Notes are convertible into shares of common stock of the Company at a conversion rate of 18.5151 shares per $1,000 initial principal amount of notes
(equal to a conversion price of $54.01 per share), subject to certain adjustments.

The transaction is expected to close on November 5, 2004, and is subject to the satisfaction of customary closing conditions.

Under current accounting standards, the features of the Notes being offered will allow the treasury stock method to be used in calculating the dilutive effect of these Notes in earnings per share calculations. Under this method, the effect of the conversion of the Notes would only be included in the weighted average shares outstanding balance, and thus be dilutive only when the Company's share price exceeds $54.01 per share.

Copies of the prospectus supplement for the offering may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attn:
Prospectus Department, telephone: 212-902-1171.

ABOUT ARMOR HOLDINGS

Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law enforcement and personnel safety markets.
Additional information about the Company can be found at www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as
"anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and
Exchange Commission, including the Company's Registration Statement on Form S-3, its 2003 Form 10-K, Form 10-K/A, and most recently filed Form 10-Qs.

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          1400 MARSH LANDING PARKWAY, SUITE 112 JACKSONVILLE, FL 32250
                       TEL: 904.741.5400 FAX: 904-741-5403